EXHIBIT 99.2

          ADVANCED ACCESSORY SYSTEMS AND AAS CAPITAL ANNOUNCE EXECUTION
              OF SUPPLEMENTAL INDENTURE RELATING TO 10 3/4% SENIOR
                                      NOTES

          STERLING HEIGHTS, MICH., June 26, 2006 - Advanced Accessory Systems, LLC and AAS Capital Corporation (collectively, the "Companies") today announced that the supplemental indenture (the "Supplemental Indenture") providing for certain amendments (the "Amendments") to the indenture (the "Indenture") governing their 10 3/4% Senior Notes due 2011 (the "Notes") was executed today by the Companies, the guarantors party thereto and the trustee under the Indenture. The execution of the Supplemental Indenture followed the Companies' earlier announcement that consents to the Supplemental Indenture by holders of a majority of outstanding Notes not held by the Companies or their affiliates had been obtained by the Consent Payment Deadline (as defined in the Offer to Purchase and Consent Solicitation Statement of the Companies). Although the Supplemental Indenture became effective when it was executed by the Companies, the guarantors party thereto and the trustee, the Amendments will not become operative until the opening of business on the day that the Companies pay for tendered Notes. If the Amendments become operative, then they will be effective as of today.

The obligation of the Companies to accept for payment and purchase the Notes that are tendered and pay for the related consents in the tender offer is conditioned on, among other things, the completion of the acquisition by Thule AB of certain of the assets and businesses of the Companies and their affiliates.

The tender offer and consent solicitation are made solely on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement of the Companies. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes. It also is not a solicitation of consents to the Amendments.